As filed with the Securities and Exchange Commission on February 25, 1998.

                                               Registration No. 333-41033

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                               ------------
                     PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                               ------------
                        Boise Cascade Corporation
           (Exact name of registrant as specified in charter)
           Delaware                                   82-0100960
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                   Identification No.)

                        1111 West Jefferson Street
                               P.O. Box 50
                         Boise, Idaho 83728-0001
                             (208) 384-6161
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------
                             JOHN W. HOLLERAN
                 Senior Vice President and General Counsel
                        Boise Cascade Corporation
                        1111 West Jefferson Street
                               P.O. Box 50
                          Boise, Idaho 83728-0001
                              (208) 384-7704
             (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

                                 Copy to:
                          Robert E. Buckholz, Jr.
                            Sullivan & Cromwell
                             125 Broad Street
                         New York, New York 10004
                               ------------
     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined in light of market conditions.
                               ------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check
the following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [ X ]
                               ------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same
offering.  [   ]
                               ------------
     If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective
Registration Statement for the same offering.  [   ]
                               ------------
     If delivery of the Prospectus is expected to be made pursuant to
Rule 434, please check the following box.  [   ]
                               ------------

                      CALCULATION OF REGISTRATION FEE****

                                        Proposed
                                        Maximum         Proposed
Title of Each Class       Amount        Offering         Maximum
  of Securities           to be          Price          Aggregate        Amount of
 to be Registered       Registered      Per Unit*    Offering Price*  Registration Fee
____________________    __________      __________   _______________  ________________

Debt Securities         $400,000,000**  100%***      $400,000,000***  $121,212.12

    *Estimated solely for the purpose of calculating the registration fee.

   **Or if any debt securities (1) are denominated or payable in a foreign or composite currency or currencies, such amount as shall result in an aggregate initial offering price equivalent to $400,000,000 at the time of initial offering or (2) are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $400,000,000.

  ***Exclusive of accrued interest, if any.

 ****The Prospectus included in this Registration Statement is a combined
     Prospectus under Rule 429 of the Securities Act. The Prospectus included here also relates to $89.4 million aggregate principal amount of securities registered under Registration Statement No. 33-54533. The company previously paid $137,932 in filing fees with respect to those securities.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective under
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this Prospectus is incomplete. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

            SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1998

                      BOISE CASCADE CORPORATION

                            ------------

                       SENIOR DEBT SECURITIES

                            ------------
     Boise Cascade Corporation (the "Company" which may be referred to as "we" or "us") may periodically offer debentures, notes, or other unsecured types of debt in one or more series ("Debt Securities"). We may offer Debt Securities to raise up to $489,400,000 (or, if we sell the Debt Securities in foreign or composite currencies, whatever the equivalent may be at the time of the offering). Terms of the Debt Securities will reflect market conditions at the time of sale.

     We may sell the Debt Securities directly, through agents, to or through underwriting syndicates led by one or more managing underwriters, or to or through one or more underwriters acting alone. If we involve any of our agents or any underwriters in the sale of these securities, then we will include their names and any applicable commissions or discounts in a prospectus supplement. Any underwriters, dealers, or agents participating in the offering will be "underwriters" as defined by the Securities Act of 1933.

                             ------------
     Along with this Prospectus, the Company will provide a supplement to this Prospectus for each offering of Debt Securities ("Prospectus Supplement"). The Prospectus Supplement will describe the amounts, prices, and terms of the Debt Securities included in that offering ("Offered Securities"). It will also state the net proceeds the Company will receive from the sale. The Prospectus Supplement may also update information in this Prospectus. It is important for you to read both this Prospectus and the Prospectus Supplement before you invest.

     We will issue the Offered Securities in the form of one or more Global Securities deposited with The Depository Trust Company, New York, New York ("DTC").

                             ------------
     Neither the SEC nor any state securities commission has approved these securities. Similarly, these organizations have not determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

          This Prospectus is dated:  ________________, 1998.

                        AVAILABLE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C.; 7 World Trade Center, New York, New York; and 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     Reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605-1070; and the Pacific Exchange at 301 Pine Street,
San Francisco, California 94104.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     1.  Annual report on Form 10-K for the year ended December 31, 1996;

     2. Quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997;

     3. The portions of the Company's Proxy Statement on Schedule 14A for the annual meeting of shareholders held on April 18, 1997, that have been incorporated by reference into the 10-K for the year ended December 31, 1996; and

     4. Current Report on Form 8-K filing the company's financial information as of December 31, 1997 (including the Ratio of Earnings to Fixed Charges for the years ended 1993 through 1997; Balance Sheets as of December 31, 1997 and 1996; Statements of Income (Loss) for the years ended December 31, 1997, 1996, and 1995; Statements of Cash Flows for the years ended December 31, 1997, 1996, and 1995; Notes to Financial Statements; Report of Independent Public Accountants; and Report of Management) (filed with the SEC on February 23, 1998).

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                     Investor Relations Department
                       Boise Cascade Corporation
                              P.O. Box 50
                         Boise, ID 83728-0001
                             208/384-6390
                           http://www.bc.com

                             ------------

     You should rely only on the information incorporated by reference or provided in this Prospectus or the Prospectus Supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the Prospectus Supplement is accurate as of any date other than the date on the front of the document.

                              THE COMPANY

     Boise Cascade Corporation is an integrated paper and forest products company headquartered in Boise, Idaho, with domestic and international operations. The Company manufactures and distributes paper and wood products, distributes office products and building materials, and owns and manages 2.4 million acres of timberland.

     The Company is a Delaware corporation, and our principal executive office is located at 1111 West Jefferson Street, Boise, Idaho 83728-0001, telephone 208/384-6161. All references to the Company refer, unless the context otherwise requires, to Boise Cascade Corporation and its consolidated subsidiaries.

                            USE OF PROCEEDS

     Unless otherwise stated in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used to repay debt and for other corporate purposes. Those other corporate purposes may include acquisitions, additions to working capital, and capital expenditures.

                  RATIO OF EARNINGS TO FIXED CHARGES

     The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                                       Year Ended December 31
                         ________________________________________________
                           1993      1994      1995      1996      1997

Ratio of earnings
 to fixed charges (1)       --        --      $4.18       --        --
                           ====      ====     =====      ====      ====
__________________________
     (1) Earnings before fixed charges were inadequate to cover total fixed charges by $150,756,000, $88,207,000, $5,602,000, and $50,666,000 for the
years ended December 31, 1993, 1994, 1996, and 1997.

For any further information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 8-K. See "Available Information" and "Incorporation of Certain Documents by Reference."

                    DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture ("Indenture") dated as of October 1, 1985, as amended to date, between the Company and First Trust of New York, National Association, Trustee ("Trustee"). The Indenture is filed as an exhibit to the Registration Statement. All section references are to sections of the Indenture. All capitalized terms have the meanings specified in the Indenture.

     Debt Securities may be issued periodically in one or more series.
The Prospectus Supplement will describe the specific information, including amounts, prices, and terms, for each series of Debt Securities.

General

     The Indenture does not limit the amount of securities that the Company may issue. As of the date of this Prospectus, $1,101,775,000 principal amount of securities have been issued and are outstanding under the Indenture. In addition to the Debt Securities, we may authorize the issuance of other securities under the Indenture. The securities will be unsecured obligations of the Company. They will rank on a parity with all our other unsecured unsubordinated indebtedness.

     Each Prospectus Supplement will describe the following terms of the Offered Securities:

     o  The title;

     o  Any limit on the aggregate principal amount;

     o  The date(s) the principal is payable;

     o The interest rate(s), if any, and the date(s) from which the interest accrues;

     o The dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

     o Whether the Offered Securities are redeemable at our option and the redemption price(s) and other redemption terms and conditions;

     o Whether we are obligated to redeem or purchase the Offered Securities according to any sinking fund or similar provision or at the Holder's option and the price(s), period(s), and terms and conditions of that redemption or purchase obligation;

     o If other than the principal amount, the portion of the principal amount payable if the maturity of the Offered Securities is accelerated;

     o Whether the provisions relating to Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption apply;

     o If other than United States Dollars, the currency or currencies of payment of principal and any premium and interest (which may be a composite currency such as the European Currency Unit);

     o If payments are based on an index, the manner in which the amount of principal payments and any premium and interest is to be determined; and

     o  Any other terms.

     Securities may be issued and sold at a substantial discount below their principal amount. The Prospectus Supplement will describe any special
United States federal income tax consequences and other considerations which apply to securities issued at a discount or to any Offered Securities denominated or payable in a foreign currency or currency unit. (Section 301)

Book-Entry System

     The Offered Securities will be issued in the form of one or more fully registered Global Securities. These will be deposited with, or on behalf of, DTC and registered in the name of its nominee. Except as described below, the Global Securities may be transferred, in whole and not in part, only to DTC or to another nominee of DTC.

     DTC has advised the Underwriters and the Company that it is:

     o A limited-purpose trust company organized under the laws of the state of New York;

     o  A member of the Federal Reserve System;

     o A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o  A "clearing agency" registered pursuant to the provisions of
        Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants' accounts. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

     Upon issuance of a Global Security representing Offered Securities,
DTC will credit (on its book-entry registration and transfer system) the principal amount to participants' accounts. Ownership of beneficial interests in the Global Security will be limited to participants or to persons that hold interests through participants. Ownership of interests in the Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as DTC, or its nominee, is the registered holder and owner of a Global Security, DTC or its nominee, as the case may be, will be considered, for all purposes under the Indenture, the sole owner and holder of the related Offered Securities. Except as described below, owners of beneficial interests in a Global Security will not:

      o be entitled to have the Offered Securities registered in their names; or

      o receive or be entitled to receive physical delivery of certificated Offered Securities in definitive form.

Each person owning a beneficial interest in a Global Security must rely on DTC's procedures (and, if such person holds through a participant, on the participant's procedures) to exercise any rights of an Offered Securities holder under the Indenture or the Global Security. The Indenture provides that DTC may grant proxies and otherwise authorize participants to take any action which it (as the holder of a Global Security) is entitled to take under the Indenture or the Global Security. We understand that under existing industry practice, if the Company requests any action of Offered Securities holders or an owner of a beneficial interest in a Global Security desires to take any action that DTC (as the holder of the Global Security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize their beneficial owners to take the action or would otherwise act upon the instructions of their beneficial owners.

     The Company will pay principal of and interest on Offered Securities to DTC. We expect that DTC, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a Global Security held through them will be governed by standing instructions and customary practices (as is the case with securities held for customers' accounts in "street name") and will be the responsibility of the participants. Neither the Company nor the Trustee will have any responsibility or liability for:

     o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for any Offered Securities;

     o maintaining, supervising, or reviewing any records relating to any beneficial ownership interests;

     o any other aspect of the relationship between DTC and its participants; or

     o the relationship between the participants and the owners of beneficial interests in a Global Security.

     Unless and until they are exchanged in whole or in part for certificated Offered Securities in definitive form, the Global Securities may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee.

     The Offered Securities may be exchanged for certificated Offered Securities in definitive form in denominations of $1,000 or multiples thereof if:

     1. DTC notifies us that it is unwilling or unable to continue as depositary for the Global Securities or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

     2. The Company decides at any time not to have all of the Offered Securities represented by the Global Securities and so notifies the Trustee; or

     3. An Event of Default has occurred and is continuing with respect to the Offered Securities.

If there is such an exchange, certificated Offered Securities will be issued in authorized denominations and registered in such names as DTC directs. Subject to the foregoing, the Global Securities are not exchangeable, except for a Global Security(ies) of the same aggregate denomination to be registered in DTC's or its nominee's name.

Material Covenants of the Company

     Certain Definitions Applicable to Covenants

     "Attributable Debt" means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at the rate per annum equal to the weighted average interest rate borne by the securities outstanding under the Indenture. (Section 101)

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all liabilities, other than deferred income taxes, Funded
Debt, and shareholders' equity and (2) all goodwill, trade names, trademarks, patents, organization expenses, and other like intangibles of the Company and its consolidated subsidiaries. (Section 101)

     "Funded Debt" means (1) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (2) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles. (Section 101)

     "Principal Property" means (1) any mill, converting plant, manufacturing plant, or other facility owned by the Company or any Restricted Subsidiary of the Company which is located within the present 50 states of the United States and the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets and (2) Timberlands, in each case other than properties or any portion of a particular property which in the opinion of the Board of Directors is not of material importance to the Company's business or other than minerals or mineral rights. (Section 101)

     "Restricted Subsidiary" means a Subsidiary of the Company substantially all the property of which is located, or substantially all of the business of which is carried on, within the present 50 states of the United States and which owns a Principal Property, excluding however a Subsidiary of the Company which is primarily engaged in the development and sale or financing of real property. (Section 101)

     "Subsidiary" of the Company means a corporation more than 50% of the voting stock of which is, directly or indirectly, owned by the Company, one or more Subsidiaries of the Company, or the Company and one or more Subsidiaries. (Section 101)

     Restrictions on Secured Debt

     Neither the Company nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any loans, whether or not evidenced by any evidence of indebtedness for money borrowed ("Debt") secured by a mortgage, pledge, or lien ("Mortgage") on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, unless the Company secures or causes such Restricted
Subsidiary to secure the securities issued under the Indenture equally and ratably with (or, at the Company's option, prior to) such secured Debt, unless

     (x) the aggregate amount of all such secured Debt, together with

     (y) all Attributable Debt of the Company and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10% of Consolidated Net Tangible Assets. The above restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

     1. Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     2.  Mortgages in favor of the Company or a Restricted Subsidiary;

     3. Mortgages in favor of governmental bodies to secure progress or advance payments;

     4. Mortgages on property, shares of Capital Stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), and purchase money and construction Mortgages which are entered into within specified time limits;

     5.  Mortgages securing industrial revenue or pollution control bonds;

     6. Mortgages on Timberlands or in connection with arrangements under which the Company or any Restricted Subsidiary is obligated to cut or pay for timber; or

     7. Any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses (1) through (6) inclusive. (Section 1004)

     Restrictions on Sales and Leasebacks

     Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless

     (x) the aggregate amount of all Attributable Debt of the Company and its Restricted Subsidiaries with respect to such transaction plus

     (y) all secured Debt (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above)

would not exceed 10% of Consolidated Net Tangible Assets.

     This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if:

     1. The lease is for a period, including renewal rights, not in excess of three years;

     2. The sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

     3. The lease secures or relates to industrial revenue or pollution control bonds;

     4. The transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries; or

     5. The Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Restricted Subsidiary, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased.

The amount to be applied to the retirement of Funded Debt shall be reduced by (x) the principal amount of any debentures or notes (including securities issued under the Indenture) of the Company or a Restricted Subsidiary surrendered within 180 days after such sale to the applicable trustee for retirement and cancellation and (y) the principal amount of Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Restricted Subsidiary within 180 days after such sale. (Section 1005)

     Modification and Waiver

     The Company and the Trustee may amend the Indenture with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the outstanding securities of each series issued under the Indenture affected by the amendment. However, the Company and the Trustee may not, without the consent of the Holder of each Security affected thereby:

     1. Change the Stated Maturity of the principal of or any installment of the principal of or interest, if any, on any such Security;

     2. Reduce the principal amount of, the rate of interest, if any, on or any premium payable upon the redemption of, any such Security;

     3. Reduce the principal amount due upon acceleration of the maturity of an Original Issue Discount Security;

     4. Change the place or currency of payment of principal of (or premium or interest, if any, on) any such Security;

     5. Impair the right to institute suit to enforce any payment on or after the Stated Maturity or Redemption Date of such Security;

     6. Change the Indenture to permit amendments with the consent of the Holders of less than 66 2/3% in principal amount of securities of any affected series; or

     7. Modify the above requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults and their consequences. (Section 902)

     The Holders of a majority in aggregate principal amount of the outstanding securities of any series may waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008)

Satisfaction, Discharge, and Defeasance Prior to Maturity or
Redemption

     Defeasance of any Series

     If the Company deposits with the Trustee, in trust, at or before maturity or redemption of the outstanding securities of any series, money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on any series of outstanding securities at the Stated Maturity of such principal or installment of principal or interest, as the case may be, then the Company may omit to comply with certain terms of the Indenture with respect to that series of securities, including the restrictive covenants described above. Further, the Events of Default described in clauses (3) and (4) under "Events of Default" below shall not apply. Defeasance of securities of any series is subject to the satisfaction of certain conditions, including among others:

     1. The absence of an Event of Default or event which with notice or lapse of time would become an Event of Default at the date of the deposit;

     2.  The perfection of the Holders' interest in such deposit; and

     3. That such deposit will not result in a breach of, or constitute a default under, any instrument by which the Company is bound. (Section 402)

     Satisfaction and Discharge of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, the Company may also omit to comply with its obligation to pay the principal of (and premium, if any) and interest on a particular series of securities. Any Events of Default with respect thereto shall not apply, and thereafter, the Holders of securities of such series shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions include among others:

     1. Except in certain limited circumstances involving a deposit made within one year of maturity or redemption:

          (i) no Event of Default or event which, with notice or lapse of time, would become an Event of Default exists at the date of deposit or on the 91st day thereafter, and

         (ii) the Company delivers to the Trustee an Opinion of Counsel of a nationally recognized tax counsel that Holders of the securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit and the satisfaction, discharge, and defeasance and will be subject to federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred, and

     2. The Company receives an Opinion of Counsel stating that satisfaction and discharge will not violate the rules of any nationally recognized securities exchange on which securities of that series are listed. (Section 401)

     Federal Income Tax Consequences

     Under current federal income tax law, the deposit and defeasance described above under "Defeasance of any Series" will not result in a taxable event to any Holder of securities or otherwise affect the federal income tax consequences of an investment in securities of any series.

     The federal income tax treatment of the deposit and defeasance described above under "Satisfaction and Discharge of any Series" is not clear. A deposit and defeasance is likely to be treated as a taxable exchange of such securities for beneficial interests in the trust consisting of the deposited money or securities. In that event, a Holder of securities would be required to recognize gain or loss equal to the difference between the Holder's adjusted basis for the securities and the fair market value of the Holder's beneficial interest in such trust. Thereafter, such Holder would be required to include in income a share of the income, gain, and loss of the trust. As described above, except in certain limited circumstances involving a deposit made within one year of maturity or redemption, it is a condition to such a deposit and defeasance that the Company obtain an opinion of tax counsel to the effect that such deposit and defeasance will not alter the Holders' tax consequences that would have been applicable in the absence of the deposit and defeasance. Purchasers of the Debt Securities should consult their own advisers with respect to the tax consequences to them of such deposit and defeasance, including the applicability and effect of tax laws other than federal income tax law.

Events of Default

     The Indenture defines an "Event of Default" with respect to securities of each series as one or more of the following events:

     1. Default in the payment of any interest on any security of that series for 30 days after becoming due;

     2. Default in the payment of principal of or any premium on any security of that series when due;

     3. Default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture for 90 days after notice;

     4. Involuntary acceleration of the maturity of indebtedness in excess of $5,000,000 for money borrowed by the Company or any of its Restricted Subsidiaries, if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after notice;

     5. Entry of certain court orders requiring the Company or any Restricted Subsidiary to make payments exceeding $1,000,000 and where 60 days have passed since the entry of the order without its having been satisfied or stayed;

     6.  Certain events of bankruptcy, insolvency, or reorganization; and

     7. Any other Event of Default provided with respect to securities of that series issued under the Indenture.

If any Event of Default described in clauses (1), (2), or (7) shall occur and be continuing, then either the Trustee or the Holders of at least 25% (or if the securities of the series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding securities of that series may accelerate the Maturity of the securities of that series. If an Event of Default described in clauses (3), (4), (5), or (6) above shall occur and be continuing, then either the Trustee or the Holders of at least 25% (or if the securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding securities issued under the Indenture may accelerate the Maturity of all outstanding securities. (Sections 501 and 502)

     The Indenture provides that the Trustee, within 90 days after a default with respect to any series of securities, shall give to the Holders of securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods); provided however that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Security of such series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of securities of such series. (Section 602)

     The Indenture requires the Company to furnish to the Trustee an annual statement by certain Company officers that to the best of their knowledge the Company is not in default of any of its obligations under the Indenture or, if there has been a default, specifying each such default. (Section 1006)

     The Holders of a majority in principal amount of the outstanding securities of any series affected will have the right, subject to certain limitations, to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the securities of such series and to waive certain defaults. (Sections 512 and 513)

     The Indenture provides that if a default occurs and is continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs. (Section 601)

     Subject to certain provisions, the Trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request of any of the Holders of securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses, and liabilities which the Trustee might incur in compliance with such request. (Section 603)

Merger or Consolidation

     The Indenture provides that no consolidation or merger of the Company with or into any other corporation and no conveyance or transfer of its property substantially as an entirety to another corporation may be made:

     1.  Unless

           (i) The surviving corporation or acquiring Person shall be a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and shall expressly assume the payment of principal of and any premium and interest on the securities and the performance of covenants in the Indenture;

          (ii) Immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

         (iii) The Company has delivered the required Officers' Certificate and Opinion of Counsel to the Trustee; or

     2. If, as a result thereof, any Principal Property of the Company or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Restrictions on Secured Debt" covenant unless all the Outstanding Securities are secured by a lien upon such Principal Property equal with (or, at the Company's option, prior to) that of the Debt secured by such Mortgage. (Section 801)

Concerning the Trustee

     We maintain a deposit account and conduct other banking transactions with the Trustee in the normal course of our business. As of September 30, 1997, the Trustee is the trustee under indentures pursuant to which our 10.125% Notes Due 1997, 9.90% Notes Due 2000, 9.875% Notes Due 2001,
9.85% Notes Due 2002, 9.45% Debentures Due 2009, 7.35% Debentures Due 2016, and $415,405,000 (principal amount) of Medium-Term Notes, Series A are outstanding.

Governing Law

     The Indenture and the securities shall be governed by and construed under New York law.

                         PLAN OF DISTRIBUTION

     We may sell Debt Securities to one or more underwriters for public offering and sale or may sell Debt Securities to investors directly or through agents. The Prospectus Supplement will describe the method of distribution.

     The Offered Securities may be distributed periodically in one or more transactions at:

     o  A fixed price or prices, which may be changed;

     o  Market prices prevailing at the time of sale;

     o  Prices related to the prevailing market prices; or

     o  Negotiated prices.

In connection with the sale of Offered Securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters or agents may sell Offered Securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation which we pay to underwriters or agents in connection with the Offered Securities and any discounts, concessions, or commissions allowed by underwriters to participating dealers will be described in the Prospectus Supplement. Underwriters, dealers, and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters or agents and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

     If indicated in the Prospectus Supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase Offered Securities from us pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date(s) stated in the Prospectus Supplement. Each Contract will be for an amount not less than (and the aggregate amount of Offered Securities sold pursuant to Contracts shall be not less or more than) the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Purchasers will in all cases be subject to the Company's approval. The obligations of any purchaser under any Contract will not be subject to any conditions except:

     1. The purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

     2. If the Offered Securities are being sold to underwriters, the Company shall have sold to the underwriters the total principal amount of the Offered Securities less the principal amount covered by Contracts.

The underwriters will not have any responsibility regarding the validity or performance of the Contracts.

     Each issue of Offered Securities will be a new issue of securities with no established trading market. Any underwriters to whom we sell Offered Securities for public offering and sale may make a market in the Offered Securities. Nevertheless, the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Certain of the underwriters and their associates may engage in transactions with and perform services for us in the ordinary course of business.

                    VALIDITY OF OFFERED SECURITIES

     The validity of the Offered Securities will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and for the underwriters or agents, if any, by Sullivan & Cromwell, New York, New York. As of December 31, 1997, Mr. Holleran was the beneficial owner of 1,091 shares of our common stock and 805 shares of our Convertible Preferred Stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a Company stock option plan.

                                EXPERTS

     The audited financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which accompany those statements, and are incorporated by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

                               PART II.
              INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     We estimate the expenses of the offering described in this Registration Statement to be as follows:

     Commission filing fee (actual fee)                    $121,212
     Accounting fees and expenses                            11,000
     Legal fees and expenses                                  5,000
     Rating agencies' fees                                  216,000
     Trustee's fees and expenses                             14,000
     Printing                                                90,000
     Miscellaneous                                            2,788
                                                           ________
     Total                                                 $460,000
                                                           ========

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Our Restated Certificate of Incorporation and bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arise out of their status as directors, officers, or employees. The Company has also entered into agreements with each director to indemnify him or her to the fullest extent permitted by Delaware Law.

     Our directors and officers are insured, under insurance policies maintained by the Company (subject to the limitations of the policies), against certain expenses incurred in the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.  List of Exhibits

     Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in the Prospectus or any Prospectus Supplement or under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on February 25, 1998.

                            Boise Cascade Corporation

                            By   /s/ George J. Harad
                               George J. Harad
                               Chairman of the Board and
                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 25, 1998.

         Signatures                         Title

Principal Executive Officer:
     George J. Harad             Chairman of the Board and
                                 Chief Executive Officer

Principal Financial Officer:
     Theodore Crumley            Senior Vice President and
                                 Chief Financial Officer

Principal Accounting Officer:
      Tom E. Carlile             Vice President and Controller

A Majority of the Directors:

     George J. Harad             Director
     Anne L. Armstrong           Director
     Philip J. Carroll           Director
     Robert K. Jaedicke          Director
     Donald S. Macdonald         Director
     Gary G. Michael             Director
     Paul J. Phoenix             Director
     A. William Reynolds         Director
     Jane E. Shaw                Director
     Frank A. Shrontz            Director
     Edson W. Spencer            Director
     Ward W. Woods, Jr.          Director

                            By   /s/ George J. Harad
                               George J. Harad, Attorney-in-fact

               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of our report dated January 29, 1998, included in Boise Cascade Corporation's Form 8-K filed on February 23, 1998, and our report dated January 28, 1997, included in Boise Cascade Corporation's Form 10-K for the year ended December 31, 1996, and to all references to our firm included in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3.



Boise, Idaho
February 25, 1998

                                        /s/ Arthur Andersen LLP

                                             Arthur Andersen LLP

                       BOISE CASCADE CORPORATION

                             EXHIBIT INDEX

                          Filed with Form S-3
Exhibit                                                      Page

 1.  (1)  Form of underwriting agreement (including form
          of terms agreement and form of delayed delivery
          contract)
 4.1 (2)  Indenture dated as of October 1, 1985, between
          the Company and First Trust of New York, National
          Association (as successor to Morgan Guaranty
          Trust Company of New York)
 4.2 (3)  First Supplemental Indenture dated December 20,
          1989
 4.3 (4)  Second Supplemental Indenture dated August 1,
          1990
 5.  (1)  Opinion of John W. Holleran
12.  (5)  Statements re computation of ratios
23.1      Consent of Arthur Andersen LLP (see page II-5)
23.2 (1)  Consent of John W. Holleran (included in
          Exhibit 5)
24.  (1)  Power of Attorney
25.  (1)  Form T-1 Statement of Eligibility and
          Qualification Under the Trust Indenture Act of 1939 of First Trust of New York, National
          Association (as successor to Morgan Guaranty
          Trust Company of New York)

_________________________________________________________________

(1) Previously filed with the Registration Statement on Form S-3 on November 25, 1997.

(2)  The Indenture was filed under Exhibit 4 in the Company's
     Registration Statement on Form S-3, Registration No. 33-5673, filed May 13, 1986, and is incorporated by this reference.

(3) The First Supplemental Indenture was filed under Exhibit 4.2 in the Company's Pre-Effective Amendment No. 1 to Form S-3,
     Registration No. 33-32584, filed December 20, 1989, and is incorporated by this reference.

(4) The Second Supplemental Indenture was filed under Exhibit 4.1 in the Company's Form 8-K filed August 10, 1990 (File No. 1-5057), and is incorporated by this reference.

(5)  The "Statements re Computation of Ratios" was filed under
     Exhibit 20 in the Company's Form 8-K filed February 20, 1998
     (File No. 1-5057), and is incorporated by this reference.